Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	ARNOLD D. LEVITT
Senior Vice President
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ANNOUNCES 26% INCREASE IN SECOND QUARTER NET INCOME

BURLINGTON, New Jersey – November 9, 2004 – Franklin Electronic Publishers, Inc. (AMEX:FEP) reported that net income increased 26% to $945,000 or $.12 per share for the quarter ended September 30, 2004 from net income of $747,000 or $.09 per share for the quarter ended September 30, 2003.

Revenue in the current quarter increased to $16,246,000 from $15,671,000 in the same quarter last year.

For the six months ended September 30, 2004, net income increased 68% to $1,724,000 or $.19 per share, after preferred stock dividends from $1,027,000 or $.10 per share, after preferred stock dividends in the prior year period.

Revenue for the six month period increased to $32,236,000 from $30,654,000 from the same period last year.

Barry Lipsky, President and CEO said, “I am pleased that we have just completed our fourth consecutive quarter in which sales and pre-tax income exceeded the prior year amounts.” “While I am apprehensive, with the retail environment expecting a cheerless holiday season, I remain confident that our results for the full year will compare favorably with the prior year.”

The Company continues to strengthen its balance sheet as evidenced by the reduction in seasonal borrowing under its revolving credit facility on September 30, 2004 to $5,146,000 from $9,508,000 on the same date last year.

About Franklin

Franklin Electronic Publishers (AMEX:FEP) is a world leader in handheld information, having sold more than 32,000,000 electronic books since 1986. Current titles available directly or through partners number more than 17,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Ademco (a division of Honeywell), Macromedia, and Mobile Digital Media (formerly a division of Palm). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North America and will begin distribution of those products in Australia in 2004 and in the European Community in 2005. Franklin’s products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the word “should” are forward looking statements that involve risks to and uncertainties in Franklin’s business, including, among other things, the timely availability and acceptance of new electronic books and organizers, changes in technology, the impact of competitive electronic products, the management of inventories, Franklin’s dependence on third party component suppliers, manufacturers, and licensors, including those that provide Franklin-specific parts and those that license specific key titles to Franklin, and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.

FRANKLIN ELECTRONIC PUBLISHERS, INC.

(in thousands, except per share data)

	Three Months Ended September 30,
	2004	2003
Sales	$16,246	$15,671

Gross Margin	7,783	7,533

Pre Tax Income	1,024	752

Net Income	945	747

Preferred Stock Dividend	—	—

Income Applicable to Common Stock	945	747

Income Per Common Share

Basic	$0.12	$0.09

Diluted	$0.11	$0.09

Weighted Average Common Shares

Basic	8,036	7,970

Diluted	8,494	8,341

	Six Months Ended September 30,
	2004	2003
Sales	$32,236	$30,654

Gross Margin	15,710	14,516

Pre Tax Income	1,830	1,048

Net Income	1,724	1,027

Preferred Stock Dividend	229	208

Income Applicable to Common Stock	1,495	819

Income Per Common Share

Basic	$0.19	$0.10

Diluted	$0.18	$0.10

Weighted Average Common Shares

Basic	8,019	7,955

Diluted	8,472	8,287